To: Ms. Julie McCann Mulligan

Dear Julie:

This letter will serve as our understanding of the services you will be rendering as an employee in the position of Floral and Lifestyle Expert for the 1-800-Flowers.Com  and Celebrations.com brands (the “Company”) for the Company’s FY’10.

Responsibilities

Your responsibilities will include

 (i) working with the 1800flowers.com Marketing/PR team to lead them in generating floral lifestyle ideas and concepts that further the brand’s strategic positioning, sector authority and everyday and seasonal marketing campaign competitiveness.  This will include participation in the campaign development process, research and development of information required for agreed themes and stories, product conceptualization and execution of all featured products; execution of all product requirements for filmed/taped segments and photo shoots; art direction and styling for all photo shoots, in coordination with brand Creative Director. To develop and maintain an exclusive product line , related to above PR/Marketing concepts, for the Company for FY’10 under the name of “Designs by Julie Mulligan”, or any other name agreed to by you and the Company (the “Line”). Development of the Line to include product concept, development and turnover to all appropriate 1800flowers.com cross-functional teams according to company timelines, the products, their descriptions, content and copy are subject to the final approval of the Company.  Final selection and number of products to be determined by the Company based on brand relevance and commercial appeal

 (ii)  acting as a Company spokesperson at marketing, gift show, brand, public relations and media events (up to a maximum of 12 per fiscal year).

                (iii) acting as a Company lifestyle expert providing trend and lifestyle patterning across the floral industry, in home décor, entertaining, wedding and event planning, crafting and overall gift giving.  You shall support the Company in the development of relevant content to support Celebrations, including appearing in video advertising and/or programming, social networking and other content management vehicles that enhance the brand.

                 (iv) performing the duties customarily performed by persons in the position for which you are hired and may be prescribed by the Company.

Furthermore, notwithstanding anything to the contrary contained herein, the Company has the sole discretion as to which products you design it chooses to use and the manner and extent of the marketing of any such products. All products developed shall be and remain the property of the Company

Compensation

Base salary:  $150,000 (annualized)

Benefits: Except as otherwise provided herein, you are eligible to continue to participate in all Company benefit programs subject to the terms of each plan, except for the Company’s Sharing Success Plan as noted below.  You are eligible to participate in the Company medical, dental, life insurance, and short term and long term disability commencing.  You are eligible to participate in the Company 401(k) plan.  You are eligible for three (3) weeks vacation accruing pursuant to the Company’s policy.

“Floral Sales Commission”:      For sales of floral products under the Line you will be paid a quarterly commission (the “Quarterly Commission”) based upon the following formula:

I.            The Line---Direct Shipped Products:

A)  7% of Net Sales of the products sold under the Line.

II.             The Line---Florist Fulfilled Products:

 A)     2.5% of Net Sales of the products sold under the Line.

For the purposes of this Agreement, Net Sales means the gross sales price of the products of the Line sold less any and all taxes, service, shipping, relay and handling charges,  rebates, discounts, gift certificates, promotional offers, and credit card processing fees. Any commission earned shall be paid on a quarterly basis and such payment shall be accompanied by a report showing how the commission was calculated for said quarter. The Company and you may mutually agree on arrangements for more frequent reporting on the sales generated under the Line.

For Q1, Q2, and Q3 FY’10, the Company will pay to you all commissions earned on floral products previously designed and merchandised in the line during FY’10.

For Q4 FY’10, (“Spring season”), the Company will pay to you minimum commissions of $50,000.  The Quarterly Commission provided for herein is in lieu of any cash bonus programs that the Company may make available to its employees. For instance, you will not be participating in the Company’s Sharing Success Program.

Use of Location Fee
Consistent with Company policy, the Company will reimburse you at a rate of :

$300 per day/$200 per half day.

Equity:    As an employee you may be eligible for stock option or restricted stock grants subject to the approval of the Compensation Committee of the Board of Directors pursuant to the terms of the Company’s 2003 Long Term Incentive and Share Award Plan (the “Plan”).   All future stock option and restricted stock awards are at the discretion of the Compensation Committee.

We are committed to maintaining a competitive position in the employment marketplace.  However, it is agreed that neither the terms of this letter, your acceptance of same, nor the maintenance of personnel policies, procedures and benefits creates a contract of employment or a guarantee of any length of employment or specific benefits.  Your employment with the Company is “at-will”, meaning that you retain the option, as does the Company, to end your employment at any time, for any reason or for no reason.

If, however, your employment is terminated then you will be entitled to base salary through the date of termination and any other commission amounts earned, accrued, due and owing, but not yet paid as of the date of your termination.

            Julie, we look forward to the continuation of our relationship together and a prosperous fiscal year.

Very truly yours,

                       /s/Jan Murley
                                                                                             Jan Murley, Interim President

Agreed to:

/s/Julie McCann Mulligan
Julie McCann Mulligan